Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of XBP Global Holdings, Inc. on Form S-3 to be filed on or about September 22, 2026 of our report dated July 1, 2025, except as to Note 21 and its related effects to the consolidated and combined financial statements, which is as of March 31, 2026, on our audit of the combined and consolidated financial statements of Exela Technologies BPA, LLC, Subsidiaries and Affiliates for the year ended December 31, 2024, which report is included in XBP Global Holdings, Inc.’s Annual Report on Form 10-K filed on March 31, 2026. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

September 22, 2026